EXHIBIT 10.3

                              FINANCIAL COUNSELING
                       (As Amended through July 30, 1998)


As an executive officer of Boise Cascade, you have a choice of two financial-counseling programs.

DELOITTE & TOUCHE PROGRAM

This program provides complete financial-counseling services through the accounting firm of Deloitte & Touche. Deloitte & Touche will review your present financial profile, develop and quantify personal financial goals, review income tax and investment strategies, develop a retirement plan, prepare cash-flow forecasts, review risk-management strategies, assist with stock option strategies, and review and assist in the development of an estate plan. The counseling in subsequent years includes updating of the above items as necessary and preparation of annual tax returns.

The value of the first year of participation in the Deloitte & Touche program is estimated to be up to $7,500. Continuing services are estimated to be valued at up to $5,500 per year. Since many of Deloitte & Touche's activities will be focusing on Boise Cascade programs, a portion of these fees will be billed directly to Boise Cascade. As a result, your actual out-of-pocket cost will be the tax on Deloitte & Touche's fees for personal planning unrelated to Boise Cascade programs, which are estimated to be $5,500 for the first year and $4,500 per year thereafter. If Deloitte & Touche's actual billing is less than these amounts, the actual costs will be added to your W-2 income. An allowance of $2,000 is also available to cover legal costs associated with the preparation and updating of wills and trusts. Each January 1, an additional $500 will be added to this allowance, up to a maximum accumulated allowance of $2,500 for estate planning purposes. There is no gross-up for taxes payable under this program.

Under this program, Deloitte & Touche will invoice you directly for their fees related to your personal financial plan. You should approve the invoice and forward it to the Human Resources Controller, Boise, who will pay Deloitte & Touche directly.

ALTERNATIVE PROGRAM

The alternative financial-counseling program makes available up to $6,000 for your use in obtaining financial-counseling services during your first
12 months as an executive officer. After that, you are allowed $4,000 per calendar year for financial-counseling services. You may carry over unused amounts, up to one year's allowance ($4,000), from one year to the next.

Your initial allowance will include $6,000 for the first 12-month period plus a proration of the annualized $4,000 allowance for the months remaining in a subsequent calendar year. Thereafter, your financial-counseling allowance will be available for your use on a calendar-year basis.

Under this program, the counsel you seek and how you spend your allowance are completely up to you as long as the money is spent for one or more of the following services: investment planning, tax preparation, tax planning and compliance, or estate planning. This may include several people, including an accountant, a lawyer, and an investment counselor.

Invoices for these services should be sent to the Human Resources Controller's office after you have approved them with your signature. The company will either reimburse you for these expenditures or pay the charges directly.

Since the expenses of these services are generally not deductible for federal income tax purposes, you will receive a cash gross-up payment on reimbursed charges. The gross-up payment will help cover the tax on the payment for services and the tax on the tax payment. The current gross-up is 38.9% based upon a 28% federal tax rate. The gross-up payment will also be deducted from your annual allowance and will be made after the invoice for service has been paid.

Money paid on your behalf by Boise Cascade for these services and gross-up payments are taxable and are reported in your W-2 earnings on a monthly basis, and appropriate withholdings will be deducted from your paycheck on these amounts.

Under either the Deloitte & Touche or the alternative program, it is your responsibility to evaluate the advice you receive and make appropriate decisions in response. Boise Cascade is not responsible for the quality of any services you receive and cannot guarantee the services or results.